Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports Second Quarter Earnings
Billings, MT - July 29, 2025 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) (the “Company”) today reported financial results for the second quarter of 2025. For the quarter, the Company reported net income of $71.7 million, or $0.69 per diluted share, which compares to net income of $50.2 million, or $0.49 per diluted share, for the first quarter of 2025 and net income of $60.0 million, or $0.58 per diluted share, for the second quarter of 2024.
HIGHLIGHTS
•Net interest margin increased to 3.30% for the second quarter of 2025, an 11-basis point increase from the first quarter of 2025 and a 33-basis point increase from the second quarter of 2024. Adjusted net FTE interest margin ratio1 increased to 3.26% for the second quarter of 2025, or a 12-basis point increase from the first quarter of 2025 and a 34-basis point increase from the second quarter of 2024.
•Other borrowed funds decreased $710.0 million, or 74.0%, to $250.0 million as of June 30, 2025, from $960.0 million as of March 31, 2025 and decreased $2,180.0 million from $2,430.0 million as of June 30, 2024.
•Non-performing assets decreased $0.9 million, or 0.5%, to $197.5 million as of June 30, 2025, from $198.4 million as of March 31, 2025 and increased $22.6 million, or 12.9%, from $174.9 million as of June 30, 2024.
•Net charge-offs decreased $3.2 million, or 35.6%, to $5.8 million, or an annualized 0.14% of average loans outstanding, as of June 30, 2025, from $9.0 million, or an annualized 0.21% of average loans outstanding, as of March 31, 2025, and decreased $7.7 million, or 57.0%, from $13.5 million, or an annualized 0.30% of average loans outstanding, as of June 30, 2024.
•Classified loans decreased $24.4 million to $458.1 million as of June 30, 2025, compared to $482.5 million as of March 31, 2025, and increased $2.8 million compared to $455.3 million as of June 30, 2024. Criticized loans increased $176.9 million to $1,203.0 million as of June 30, 2025, compared to $1,026.1 million as of March 31, 2025, driven primarily by downgrades in the commercial real estate loan portfolio, and increased $585.0 million, compared to $618.0 million as of June 30, 2024.
•Total deposits decreased $102.2 million at June 30, 2025 from March 31, 2025, with noninterest bearing deposits decreasing by $11.2 million and interest bearing deposits decreasing $91.0 million. Total deposits decreased $240.1 million, or 1.0% from June 30, 2024.
•Completed the outsourcing of our consumer credit card portfolio resulting in the sale of $74.2 million of consumer credit card loans and recognition of a $4.3 million gain, net of the related credit card rewards liability.
•Capital ratios continued to improve during the second quarter of 2025, with our common equity tier 1 capital ratio increasing 90 basis points to 13.43%, compared to the first quarter of 2025, primarily as a result of lower risk-weighted assets.
“Our net interest margin continued to improve as expected, and we are prudently managing expenses while focusing our efforts on organic growth. Our liquidity and capital levels are strong, providing us a solid foundation to grow and improve profitability through relationship banking. This quarter, our results reflect a series of actions that position the bank for future success, including the outsourcing of our consumer credit card product”, said James A. Reuter, President and Chief Executive Officer of First Interstate BancSystem, Inc. “We are pleased with the stability in non-performing assets, net charge-offs, and improvement in classified asset levels. The increase in criticized assets is due mostly to slower lease-up in the multifamily portfolio and reflects our proactive approach to credit risk management.”
1 Represents a Non-GAAP financial measure. See Non-GAAP Financial Measures included below for a reconciliation to this measure’s most directly comparable GAAP financial measure.

DIVIDEND DECLARATION
On July 28, 2025, the Company’s board of directors declared a dividend of $0.47 per common share, payable on August 21, 2025, to common stockholders of record as of August 11, 2025. The dividend equates to a 7.0% annualized yield based on the $26.95 per share average closing price of the Company’s common stock as reported on NASDAQ during the second quarter of 2025.
NET INTEREST INCOME
Net interest income increased $2.2 million, or 1.1%, to $207.2 million during the second quarter of 2025, compared to net interest income of $205.0 million during the first quarter of 2025, primarily due to lower interest expense on other borrowed funds resulting from a decrease in average other borrowed funds balances, partially offset by lower interest income on loans and investment securities resulting from decreases in average balances. Net interest income increased $5.5 million, or 2.7%, during the second quarter of 2025 compared to the second quarter of 2024, primarily due to a decrease in interest expense resulting from decreased rates on other borrowed funds along with a decrease in average other borrowed funds balances, partially offset by lower interest income on investment securities as a result of a decrease in average rates and average investment security balances and as a result of a decrease in average loan balances.
Interest accretion attributable to the fair value of acquired loans contributed to net interest income during the second quarter of 2025, the first quarter of 2025, and the second quarter of 2024, in the amounts of $4.2 million, $4.7 million, and $5.1 million, respectively.
The net interest margin ratio was 3.30% for the second quarter of 2025, compared to 3.19% during the first quarter of 2025, and 2.97% during the second quarter of 2024. The net FTE interest margin ratio2 was 3.32% for the second quarter of 2025, compared to 3.22% during the first quarter of 2025, and 3.00% during the second quarter of 2024. Excluding interest accretion from the fair value of acquired loans the adjusted net FTE interest margin ratio2, was 3.26%, an increase of 12 basis points from the prior quarter, primarily driven by lower interest expense resulting from decreased borrowings. Excluding interest accretion from the fair value of acquired loans, on a year-over-year basis, the adjusted net FTE interest margin ratio increased 34 basis points, primarily as a result of lower interest expense resulting from decreased rates on borrowings, decreased other borrowed funds balances, and a favorable change in the mix of earning assets.
PROVISION FOR CREDIT LOSSES
During the second quarter of 2025, the Company recorded a reduction of provision for credit losses of $0.3 million. This compares to a provision for credit losses of $20.0 million and $9.0 million during the first quarter of 2025 and during the second quarter of 2024, respectively.
For the second quarter of 2025, net charge-offs were $5.8 million, or an annualized 0.14% of average loans outstanding, compared to net charge-offs of $9.0 million, or an annualized 0.21% of average loans outstanding, for the first quarter of 2025 and net charge-offs of $13.5 million, or an annualized 0.30% of average loans outstanding, for the second quarter of 2024. Net loan charge-offs in the second quarter of 2025 were composed of charge-offs of $13.0 million, which was offset by recoveries of $7.2 million. Net loan charge-offs in the first quarter of 2025 were composed of charge-offs of $10.8 million, which was offset by recoveries of $1.8 million. Net loan charge-offs in the second quarter of 2024 were composed of charge-offs of $16.3 million, which was offset by recoveries of $2.8 million.
The Company’s allowance for credit losses as a percentage of period-end loans held for investment was 1.28% at June 30, 2025, compared to 1.24% at March 31, 2025 and 1.28% at June 30, 2024. Coverage of non-performing loans decreased to 108.0% at June 30, 2025, compared to 110.5% at March 31, 2025 and 138.4% at June 30, 2024.
2 Represents a Non-GAAP financial measure. See Non-GAAP Financial Measures included below for a reconciliation to this measure’s most directly comparable GAAP financial measure.

NON-INTEREST INCOME

For the Quarter Ended	Jun 30, 2025	Mar 31, 2025	$ Change	% Change	Jun 30, 2024	$ Change	% Change
(Dollars in millions)
Payment services revenues	$17.8	$17.1	$0.7	4.1%	$18.6	$(0.8)	(4.3)%
Mortgage banking revenues	1.8	1.4	0.4	28.6	1.7	0.1	5.9
Wealth management revenues	9.7	9.8	(0.1)	(1.0)	9.4	0.3	3.2
Service charges on deposit accounts	6.9	6.6	0.3	4.5	6.4	0.5	7.8
Other service charges, commissions, and fees	2.1	2.3	(0.2)	(8.7)	2.1	—	—
Other income	2.8	4.8	(2.0)	(41.7)	4.4	(1.6)	(36.4)
Total non-interest income	$41.1	$42.0	$(0.9)	(2.1)%	$42.6	$(1.5)	(3.5)%
Non-interest income was $41.1 million for the second quarter of 2025, decreasing $0.9 million compared to the first quarter of 2025 and $1.5 million compared to the second quarter of 2024. The decreases were primarily due to a decrease in other income which included a $7.3 million valuation allowance for loans transferred from loans held for investment to loans held-for-sale related to the pending sale of the Arizona and Kansas branches, partially offset by a $4.3 million gain, net of the related credit card rewards liability for the sale of our consumer credit card loan portfolio and an increase in life insurance proceeds in the second quarter of 2025.
NON-INTEREST EXPENSE

For the Quarter Ended	Jun 30, 2025	Mar 31, 2025	$ Change	% Change	Jun 30, 2024	$ Change	% Change
(Dollars in millions)
Salaries and wages	$65.0	$68.6	$(3.6)	(5.2)%	$66.3	$(1.3)	(2.0)%
Employee benefits	17.9	20.0	(2.1)	(10.5)	16.9	1.0	5.9
Occupancy and equipment	18.6	18.7	(0.1)	—	16.9	1.7	10.1
Other intangible amortization	3.4	3.4	—	—	3.7	(0.3)	(8.1)
Other expenses	50.2	49.4	0.8	1.6	51.1	(0.9)	(1.8)
Other real estate owned expense	—	0.5	(0.5)	(100.0)	2.0	(2.0)	(100.0)
Total noninterest expense	$155.1	$160.6	$(5.5)	(3.4)%	$156.9	$(1.8)	(1.1)%
The Company’s non-interest expense was $155.1 million for the second quarter of 2025, a decrease of $5.5 million from the first quarter of 2025 and $1.8 million from the second quarter of 2024.
Salary and wages expense decreased $3.6 million and $1.3 million during the second quarter of 2025 compared to the first quarter of 2025 and the second quarter of 2024, respectively. The decrease when compared to the first quarter of 2025 was primarily due to lower severance and short-term incentive accruals, which were partially offset by higher salaries. The decrease when compared to the second quarter of 2024 was primarily due to lower short-term incentive accruals, which were partially offset by higher salaries and deferred loan costs.
Employee benefit expenses decreased $2.1 million to $17.9 million during the second quarter of 2025, compared to $20.0 million during the first quarter of 2025, primarily due to lower payroll taxes and lower long-term incentives which were partially offset by higher health insurance costs. Employee benefit expenses increased $1.0 million from $16.9 million during the second quarter of 2024, primarily due to higher health insurance costs.
Occupancy and equipment expenses decreased $0.1 million to $18.6 million during the second quarter of 2025, compared to $18.7 million during the first quarter of 2025. Occupancy and equipment expenses increased $1.7 million, or 10.1%, during the second quarter of 2025 from $16.9 million during the second quarter of 2024, primarily due to an increase in maintenance and repairs, snow removal, and janitorial costs.
BALANCE SHEET
Total assets decreased $713.4 million, or 2.5%, to $27,566.4 million as of June 30, 2025, from $28,279.8 million as of March 31, 2025 and decreased $2,723.1 million, or 9.0%, from $30,289.5 million as of June 30, 2024, primarily due to decreases in investment securities and loans, the funds from which were used to pay down debt, fund decreases in deposits, and securities sold under repurchase agreements.

Investment securities decreased $191.6 million, or 2.6%, to $7,312.2 million as of June 30, 2025, from $7,503.8 million as of March 31, 2025, primarily resulting from normal pay-downs and maturities and called securities, partially offset by a $44.7 million increase in fair market values and $25.7 million in purchases of investment securities during the period. Investment securities decreased $1,089.4 million, or 13.0%, from $8,401.6 million as of June 30, 2024, primarily resulting from called securities and normal pay-downs and maturities, partially offset by a $187.9 million increase in fair market values and $25.7 million in purchases of investment securities during the period.
The following table presents the composition and comparison of loans held for investment as of the quarters-ended:

	Jun 30, 2025	Mar 31, 2025	$ Change	% Change	Jun 30, 2024	$ Change	% Change
Real Estate:
Commercial	$8,750.9	$9,196.1	$(445.2)	(4.8)%	$9,054.5	$(303.6)	(3.4)%
Construction	1,004.6	1,097.3	(92.7)	(8.4)	1,519.9	(515.3)	(33.9)
Residential	2,157.5	2,161.4	(3.9)	(0.2)	2,246.4	(88.9)	(4.0)
Agricultural	635.6	678.1	(42.5)	(6.3)	723.5	(87.9)	(12.1)
Total real estate	12,548.6	13,132.9	(584.3)	(4.4)	13,544.3	(995.7)	(7.4)
Consumer:
Indirect	607.1	680.2	(73.1)	(10.7)	733.7	(126.6)	(17.3)
Direct and advance lines	134.4	132.4	2.0	1.5	139.0	(4.6)	(3.3)
Credit card	—	74.2	(74.2)	(100.0)	76.1	(76.1)	(100.0)
Total consumer	741.5	886.8	(145.3)	(16.4)	948.8	(207.3)	(21.8)
Commercial	2,529.9	2,770.6	(240.7)	(8.7)	3,052.9	(523.0)	(17.1)
Agricultural	541.4	595.8	(54.4)	(9.1)	698.2	(156.8)	(22.5)
Other, including overdrafts	2.0	1.8	0.2	11.1	3.1	(1.1)	(35.5)
Deferred loan fees and costs	(10.0)	(10.6)	0.6	(5.7)	(12.3)	2.3	(18.7)
Loans held for investment, net of deferred loan fees and costs	$16,353.4	$17,377.3	$(1,023.9)	(5.9)%	$18,235.0	$(1,881.6)	(10.3)%
The decline in loans was impacted by $73.1 million of continued amortization of the indirect portfolio for which the Company stopped originating loans during the first quarter of 2025. Additionally, $74.2 million of consumer credit card loans were sold and $338.3 million of loans held for investment related to the pending sale of the Arizona and Kansas branches were transferred to loans held-for-sale and the Company experienced larger loan payoffs during the second quarter of 2025.
The ratio of loans held for investment to deposits was 72.3%, as of June 30, 2025, compared to 76.4% as of March 31, 2025 and 79.7% as of June 30, 2024.
Total deposits decreased $102.2 million to $22,630.6 million as of June 30, 2025, from $22,732.8 million as of March 31, 2025, primarily due to a decrease of $86.8 million of interest bearing savings deposits. Total deposits decreased $240.1 million, or 1.0%, from $22,870.7 million as of June 30, 2024, with decreases in noninterest bearing and time, other interest bearing deposits, which were more than offset by increases in demand, savings, and time, $250 and over interest bearing deposits.
Securities sold under repurchase agreements decreased $18.7 million, or 3.5%, to $509.3 million as of June 30, 2025, from $528.0 million as of March 31, 2025, and decreased $232.5 million, or 31.3%, from $741.8 million as of June 30, 2024, resulting from normal fluctuations in the liquidity needs of the Company’s clients.
Long-term debt increased $121.8 million to $252.0 million as of June 30, 2025, from $130.2 million as of March 31, 2025, primarily due to the Company’s issuance of $125.0 million of subordinated notes in the second quarter of 2025. Long-term debt decreased $131.4 million, from $383.4 million as of June 30, 2024, primarily from the recategorization of $250.0 million of 18-month Federal Home Loan Bank borrowings with remaining maturities of less than one year to other borrowed funds during the third quarter of 2024, partially offset by the issuance of $125.0 million of subordinated notes in the second quarter of 2025.
Other borrowed funds is composed of variable-rate, overnight and fixed-rate borrowings with remaining contractual tenors of up to one year through the Federal Home Loan Bank. Other borrowed funds decreased $710.0 million, or 74.0%, to $250.0 million as of June 30, 2025, from $960.0 million as of March 31, 2025. The decrease was funded by cash flows from paydowns and maturities of investment securities and loans. Other borrowed funds decreased $2,180.0 million from June 30, 2024. The decrease was funded by cash flows from paydowns and maturities of investment securities, which were utilized for the pay-off of the $1.0 billion Bank Term Funding Program in December 2024 and Federal Home Loan Bank borrowings.
The Company is considered to be “well-capitalized” as of June 30, 2025, having exceeded all regulatory capital adequacy requirements. During the second quarter of 2025, the Company paid regular common stock dividends of approximately $49.1 million, or $0.47 per share.

CREDIT QUALITY
As of June 30, 2025, non-performing assets decreased $0.9 million, or 0.5%, to $197.5 million, compared to $198.4 million as of March 31, 2025.
Classified loans decreased $24.4 million to $458.1 million as of June 30, 2025, compared to $482.5 million as of March 31, 2025, and increased $2.8 million compared to $455.3 million as of June 30, 2024. Criticized loans increased $176.9 million, or 17.2%, to $1,203.0 million as of June 30, 2025, from $1,026.1 million as of March 31, 2025, primarily as a result of $200.3 million of commercial real estate loan downgrades, which were partially offset by commercial real estate upgrades, paydowns, and payoffs of $60.6 million.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our performance relative to our capital adequacy standards: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; (vi) return on average tangible common stockholders’ equity; (vii) net FTE interest income; (viii) net FTE interest margin ratio; (ix) adjusted net FTE interest income; and (x) adjusted net FTE interest margin ratio. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average total stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as annualized net income available to common shareholders divided by average tangible common stockholders’ equity. Net FTE interest income is calculated as net interest income, adjusted to include its FTE interest income. Net FTE interest margin ratio is calculated as net FTE interest income divided by average interest earning assets. Adjusted net FTE interest income is calculated as net FTE interest income less purchase accounting interest accretion on acquired loans. Adjusted net FTE interest margin ratio is calculated as annualized adjusted net FTE interest income divided by average interest earning assets. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the most directly comparable capital adequacy GAAP financial measures to the non-GAAP financial measures described in subclauses (i) through (vi) above to exclude goodwill and other intangible assets (except mortgage servicing rights), adjusts its GAAP net interest income to include fully taxable equivalent adjustments and further adjusts its net interest income on a fully taxable equivalent basis to exclude purchase accounting interest accretion. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to acquisition costs and other adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above-described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. Furthermore, the following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release:
•new or changes in existing governmental regulations or in the way such regulations are interpreted or enforced;
•negative developments in the banking industry and increased regulatory scrutiny;
•tax legislative initiatives or assessments;
•more stringent capital requirements, to the extent they may become applicable to us;
•changes in accounting standards;
•any failure to comply with applicable laws and regulations, including, but not limited to, the Community Reinvestment Act and fair lending laws, the USA PATRIOT ACT of 2001, the Office of Foreign Asset Control guidelines and requirements, the Bank Secrecy Act, and the related Financial Crimes Enforcement Network and Federal Financial Institutions Examination Council Guidelines and regulations;
•federal deposit insurance increases;
•lending risks and risks associated with loan sector concentrations;
•a decline in economic conditions that could reduce demand for our products and services and negatively impact the credit quality of loans;
•loan credit losses exceeding estimates;
•effects on the U.S. economy resulting from the implementation of policies by and geopolitical uncertainty from the new presidential administration, including tax regulations and changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs;
•the soundness of other financial institutions;
•the ability to meet cash flow needs and availability of financing sources for working capital and other needs;
•a loss of deposits or a change in product mix that increases the Company’s funding costs;
•inability to access funding or to monetize liquid assets;
•changes in interest rates;
•interest rate effect on the value of our investment securities;
•cybersecurity risks, including denial-of-service attacks, network intrusions, business e-mail compromise, and other malicious behavior that could result in the disclosure of confidential information;
•privacy, information security, and data protection laws, rules, and regulations that affect or limit how we collect and use personal information or otherwise have an adverse effect on us;
•the potential impairment of our goodwill and other intangible assets;
•our reliance on other companies that provide key components of our business infrastructure;
•events that may tarnish our reputation;
•mainstream and social media contagion;
•the loss of the services of key members of our management team and directors;
•our ability to attract and retain qualified employees to operate our business;
•costs associated with repossessed properties, including potential environmental remediation;
•the effectiveness of our operational processes, policies and procedures, and internal control over financial reporting;
•our ability to implement technology-facilitated products and services or be successful in marketing these products and services to our clients;
•the development and use of artificial intelligence;
•risks related to acquisitions, mergers, strategic partnerships, divestitures, and other transactions;
•competition from new or existing financial institutions and non-banks;
•investing in technology;
•incurrence of significant costs related to mergers and related integration activities;
•the volatility in the price and trading volume of our common stock;
•“anti-takeover” provisions in our certificate of incorporation and regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders;
•changes in our dividend policy or our ability to pay dividends;
•our common stock not being an insured deposit;
•the potential dilutive effect of future equity issuances;
•the subordination of our common stock to our existing and future indebtedness;

•the effect of global conditions, earthquakes, volcanoes, tsunamis, floods, fires, drought, and other natural catastrophic events; and
•the impact of climate change and environmental sustainability matters.
These factors are not necessarily all the factors that could cause our actual results, performance, or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Second Quarter 2025 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss the results for the second quarter of 2025 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Wednesday, July 30, 2025. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-800-549-8228; the access code is 98659. To participate via the Internet, visit www.FIBK.com. The call will be recorded and made available for replay on July 30, 2025, after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time), through August 29, 2025, prior to 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time), by dialing 1-888-660-6264; the access code is 98659. The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Arizona, Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contact:	David P. Della Camera, CFA	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5363 investor.relations@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	2Q25 vs 1Q25	2Q25 vs 2Q24
Net interest income	$207.2	$205.0	$214.3	$205.5	$201.7	1.1%	2.7%
Net interest income on a fully-taxable equivalent ("FTE") basis	208.6	206.6	215.9	207.1	203.4	1.0	2.6
(Reduction of) provision for credit losses	(0.3)	20.0	33.7	19.8	9.0	(101.5)	(103.3)
Noninterest income:
Payment services revenues	17.8	17.1	17.9	18.7	18.6	4.1	(4.3)
Mortgage banking revenues	1.8	1.4	1.5	1.7	1.7	28.6	5.9
Wealth management revenues	9.7	9.8	10.6	9.6	9.4	(1.0)	3.2
Service charges on deposit accounts	6.9	6.6	6.7	6.6	6.4	4.5	7.8
Other service charges, commissions, and fees	2.1	2.3	2.5	2.2	2.1	(8.7)	—
Total fee-based revenues	38.3	37.2	39.2	38.8	38.2	3.0	—
Other income	2.8	4.8	7.8	7.6	4.4	(41.7)	(36.4)
Total noninterest income	41.1	42.0	47.0	46.4	42.6	(2.1)	(3.5)
Noninterest expense:
Salaries and wages	65.0	68.6	68.5	70.9	66.3	(5.2)	(2.0)
Employee benefits	17.9	20.0	20.5	19.7	16.9	(10.5)	5.9
Occupancy and equipment	18.6	18.7	18.2	17.0	16.9	—	10.1
Other intangible amortization	3.4	3.4	3.6	3.6	3.7	—	(8.1)
Other expenses	50.2	49.4	50.0	48.2	51.1	1.6	(1.8)
Other real estate owned expense	—	0.5	0.1	—	2.0	(100.0)	(100.0)
Total noninterest expense	155.1	160.6	160.9	159.4	156.9	(3.4)	(1.1)
Income before income tax	93.5	66.4	66.7	72.7	78.4	40.8	19.3
Provision for income tax	21.8	16.2	14.6	17.2	18.4	34.6	18.5
Net income	$71.7	$50.2	$52.1	$55.5	$60.0	42.8%	19.5%

Weighted-average basic shares outstanding	103,261	103,092	103,083	102,971	102,937	0.2%	0.3%
Weighted-average diluted shares outstanding	103,364	103,416	103,399	103,234	103,093	(0.1)	0.3
Earnings per share - basic	$0.69	$0.49	$0.51	$0.54	$0.58	40.8	19.0
Earnings per share - diluted	0.69	0.49	0.50	0.54	0.58	40.8	19.0

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	2Q25 vs 1Q25	2Q25 vs 2Q24
Assets:
Cash and due from banks	$436.6	$390.4	$378.0	$438.9	$390.2	11.8%	11.9%
Interest bearing deposits in banks	653.5	480.9	518.5	259.6	568.2	35.9	15.0
Federal funds sold	0.1	0.1	0.1	0.1	0.1	—	—
Cash and cash equivalents	1,090.2	871.4	896.6	698.6	958.5	25.1	13.7
Investment securities, net	7,312.2	7,503.8	7,744.6	8,275.6	8,401.6	(2.6)	(13.0)
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	118.1	150.1	177.4	155.5	182.3	(21.3)	(35.2)
Loans held for sale, at fair value	335.2	0.4	0.9	20.9	22.3	NM	NM
Loans held for investment	16,353.4	17,377.3	17,844.9	18,027.1	18,235.0	(5.9)	(10.3)
Allowance for credit losses	(209.6)	(215.3)	(204.1)	(225.4)	(232.8)	(2.6)	(10.0)
Net loans held for investment	16,143.8	17,162.0	17,640.8	17,801.7	18,002.2	(5.9)	(10.3)
Goodwill and intangible assets (excluding mortgage servicing rights)	1,188.9	1,192.4	1,195.7	1,199.3	1,202.9	(0.3)	(1.2)
Company owned life insurance	516.7	514.2	513.0	511.0	507.6	0.5	1.8
Premises and equipment	413.0	428.9	427.2	432.7	436.5	(3.7)	(5.4)
Other real estate owned	3.4	3.5	4.3	4.4	6.7	(2.9)	(49.3)
Mortgage servicing rights	24.4	24.9	25.7	26.3	27.0	(2.0)	(9.6)
Other assets	420.5	428.2	511.2	469.5	541.9	(1.8)	(22.4)
Total assets	$27,566.4	$28,279.8	$29,137.4	$29,595.5	$30,289.5	(2.5)%	(9.0)%

Liabilities and stockholders' equity:
Deposits	$22,630.6	$22,732.8	$23,015.6	$22,864.1	$22,870.7	(0.4)%	(1.0)%
Securities sold under repurchase agreements	509.3	528.0	523.9	557.2	741.8	(3.5)	(31.3)
Other borrowed funds	250.0	960.0	1,567.5	2,080.0	2,430.0	(74.0)	(89.7)
Long-term debt	252.0	130.2	132.2	137.3	383.4	93.5	(34.3)
Subordinated debentures held by subsidiary trusts	163.1	163.1	163.1	163.1	163.1	—	—
Other liabilities	339.6	404.4	431.1	428.0	475.2	(16.0)	(28.5)
Total liabilities	24,144.6	24,918.5	25,833.4	26,229.7	27,064.2	(3.1)	(10.8)
Stockholders' equity:
Common stock	2,463.5	2,460.2	2,459.5	2,457.4	2,453.9	0.1	0.4
Retained earnings	1,191.2	1,168.6	1,166.4	1,163.3	1,156.9	1.9	3.0
Accumulated other comprehensive loss	(232.9)	(267.5)	(321.9)	(254.9)	(385.5)	(12.9)	(39.6)
Total stockholders' equity	3,421.8	3,361.3	3,304.0	3,365.8	3,225.3	1.8	6.1
Total liabilities and stockholders' equity	$27,566.4	$28,279.8	$29,137.4	$29,595.5	$30,289.5	(2.5)%	(9.0)%

Common shares outstanding at period end	104,874	104,910	104,586	104,530	104,561	—%	0.3%
Book value per common share at period end	$32.63	$32.04	$31.59	$32.20	$30.85	1.8	5.8
Tangible book value per common share at period end**	21.29	20.67	20.16	20.73	19.34	3.0	10.1

**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share (GAAP) at period end to tangible book value per common share (non-GAAP) at period end.
NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	2Q25 vs 1Q25	2Q25 vs 2Q24

Loans held for investment:
Real Estate:
Commercial	$8,750.9	$9,196.1	$9,263.2	$9,219.3	$9,054.5	(4.8)%	(3.4)%
Construction	1,004.6	1,097.3	1,244.6	1,307.9	1,519.9	(8.4)	(33.9)
Residential	2,157.5	2,161.4	2,191.6	2,217.8	2,246.4	(0.2)	(4.0)
Agricultural	635.6	678.1	701.1	726.4	723.5	(6.3)	(12.1)
Total real estate	12,548.6	13,132.9	13,400.5	13,471.4	13,544.3	(4.4)	(7.4)
Consumer:
Indirect	607.1	680.2	725.0	742.2	733.7	(10.7)	(17.3)
Direct	134.4	132.4	134.0	136.9	139.0	1.5	(3.3)
Credit card	—	74.2	77.6	76.4	76.1	(100.0)	(100.0)
Total consumer	741.5	886.8	936.6	955.5	948.8	(16.4)	(21.8)
Commercial	2,529.9	2,770.6	2,829.4	2,919.7	3,052.9	(8.7)	(17.1)
Agricultural	541.4	595.8	687.9	689.8	698.2	(9.1)	(22.5)
Other	2.0	1.8	1.6	2.5	3.1	11.1	(35.5)
Deferred loan fees and costs	(10.0)	(10.6)	(11.1)	(11.8)	(12.3)	(5.7)	(18.7)
Loans held for investment	$16,353.4	$17,377.3	$17,844.9	$18,027.1	$18,235.0	(5.9)%	(10.3)%

Deposits:
Noninterest bearing	$5,579.0	$5,590.2	$5,797.6	$5,919.0	$6,174.0	(0.2)%	(9.6)%
Interest bearing:
Demand	6,465.4	6,439.2	6,495.2	6,261.4	6,122.3	0.4	5.6
Savings	7,789.6	7,876.4	7,832.3	7,805.5	7,733.6	(1.1)	0.7
Time, $250 and over	837.3	823.4	825.0	818.6	786.1	1.7	6.5
Time, other	1,959.3	2,003.6	2,065.5	2,059.6	2,054.7	(2.2)	(4.6)
Total interest bearing	17,051.6	17,142.6	17,218.0	16,945.1	16,696.7	(0.5)	2.1
Total deposits	$22,630.6	$22,732.8	$23,015.6	$22,864.1	$22,870.7	(0.4)%	(1.0)%

Total core deposits (1)	$21,793.3	$21,909.4	$22,190.6	$22,045.5	$22,084.6	(0.5)%	(1.3)%

(1) Core deposits are defined as total deposits less time deposits, $250 thousand and over, and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	2Q25 vs 1Q25	2Q25 vs 2Q24

Allowance for Credit Losses:
Allowance for credit losses	$209.6	$215.3	$204.1	$225.4	$232.8	(2.6)%	(10.0)%
As a percentage of loans held for investment	1.28%	1.24%	1.14%	1.25%	1.28%
As a percentage of non-accrual loans	108.77	112.19	147.58	130.52	140.58

Net loan charge-offs during quarter	$5.8	$9.0	$55.2	$27.4	$13.5	(35.6)%	(57.0)%
Annualized as a percentage of average loans	0.14%	0.21%	1.22%	0.60%	0.30%

Non-Performing Assets:
Non-accrual loans	$192.7	$191.9	$138.3	$172.7	$165.6	0.4%	16.4%
Accruing loans past due 90 days or more	1.4	3.0	3.0	1.8	2.6	(53.3)	(46.2)
Total non-performing loans	194.1	194.9	141.3	174.5	168.2	(0.4)	15.4
Other real estate owned	3.4	3.5	4.3	4.4	6.7	(2.9)	(49.3)
Total non-performing assets	$197.5	$198.4	$145.6	$178.9	$174.9	(0.5)%	12.9%

Non-performing assets as a percentage of:
Loans held for investment and OREO	1.21%	1.14%	0.82%	0.99%	0.96%
Total assets	0.72	0.70	0.50	0.60	0.58

Non-accrual loans to loans held for investment	1.18	1.10	0.78	0.96	0.91

Accruing Loans 30-89 Days Past Due	$52.2	$90.2	$63.5	$40.7	$46.4	(42.1)%	12.5%

Criticized Loans:
Special Mention	$744.9	$543.6	$316.4	$188.9	$162.7	37.0%	357.8%
Substandard	427.8	469.5	434.8	365.9	409.3	(8.9)	4.5
Doubtful	30.3	13.0	22.1	48.5	46.0	133.1	(34.1)
Total	$1,203.0	$1,026.1	$773.3	$603.3	$618.0	17.2%	94.7%

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	At or for the Quarter ended:
	Jun 30, 2025		Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024
Annualized Financial Ratios (GAAP)
Return on average assets	1.03%		0.71%	0.70%	0.74%	0.80%
Return on average common stockholders' equity	8.46		6.07	6.22	6.68	7.55
Yield on average earning assets	4.76		4.75	4.86	4.83	4.80
Cost of average interest bearing liabilities	1.95		2.05	2.23	2.41	2.39
Interest rate spread	2.81		2.70	2.63	2.42	2.41
Efficiency ratio	61.10		63.64	60.20	61.85	62.71
Loans held for investment to deposit ratio	72.26		76.44	77.53	78.84	79.73

Annualized Financial Ratios - Operating** (Non-GAAP)
Net FTE interest margin ratio	3.32%		3.22%	3.20%	3.04%	3.00%
Tangible book value per common share	$21.29		$20.67	$20.16	$20.73	$19.34
Tangible common stockholders' equity to tangible assets	8.47%		8.01%	7.55%	7.63%	6.95%
Return on average tangible common stockholders' equity	13.01		9.42	9.71	10.48	12.12

Consolidated Capital Ratios
Total risk-based capital to total risk-weighted assets	16.49%	*	14.93%	14.38%	14.11%	13.80%
Tier 1 risk-based capital to total risk-weighted assets	13.43	*	12.53	12.16	11.83	11.53
Tier 1 common capital to total risk-weighted assets	13.43	*	12.53	12.16	11.83	11.53
Leverage Ratio	9.37	*	9.06	8.71	8.57	8.44

*Preliminary estimate - may be subject to change. The regulatory capital ratios presented include the assumption of the transitional method as a result of legislation by the United States Congress to provide relief for the economy and financial institutions in the United States from the COVID‑19 pandemic. The referenced relief ended on December 31, 2024, which allowed a total five-year phase-in of the impact of CECL on capital.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of net interest margin to net FTE interest margin, book value per common share to tangible book value per common share, return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	June 30, 2025			March 31, 2025			June 30, 2024
(In millions, except %)	Average Balance	Interest(2)	Average Rate	Average Balance	Interest(2)	Average Rate	Average Balance	Interest(2)	Average Rate
Interest earning assets:
Loans (1)	$17,053.8	$240.2	5.65%	$17,668.6	$243.5	5.59%	$18,253.9	$254.4	5.61%
Investment securities
Taxable	7,254.3	49.6	2.74	7,464.3	51.3	2.79	8,311.6	62.3	3.01
Tax-exempt	181.7	0.8	1.77	182.6	0.9	2.00	187.8	0.8	1.71
Investment in FHLB and FRB stock	139.3	2.1	6.05	175.9	2.9	6.69	185.5	3.3	7.16
Interest bearing deposits in banks	550.9	6.2	4.51	567.5	6.3	4.50	348.0	4.9	5.66
Federal funds sold	0.1	—	—	0.1	—	—	0.1	—	—
Total interest earning assets	$25,180.1	$298.9	4.76%	$26,059.0	$304.9	4.75%	$27,286.9	$325.7	4.80%
Noninterest earning assets	2,718.3			2,759.9			2,853.7
Total assets	$27,898.4			$28,818.9			$30,140.6
Interest bearing liabilities:
Demand deposits	$6,402.9	$15.0	0.94%	$6,412.7	$14.4	0.91%	$6,142.9	$13.9	0.91%
Savings deposits	7,801.3	36.6	1.88	7,800.3	35.7	1.86	7,760.3	40.8	2.11
Time deposits	2,806.2	23.7	3.39	2,863.0	25.0	3.54	2,863.4	26.2	3.68
Repurchase agreements	517.4	1.1	0.85	533.0	1.2	0.91	775.5	1.9	0.99
Other borrowed funds	720.4	8.3	4.62	1,533.5	17.5	4.63	2,501.9	31.8	5.11
Long-term debt	158.4	2.7	6.84	132.0	1.7	5.22	377.2	4.4	4.69
Subordinated debentures held by subsidiary trusts	163.1	2.9	7.13	163.1	2.8	6.96	163.1	3.3	8.14
Total interest bearing liabilities	$18,569.7	$90.3	1.95%	$19,437.6	$98.3	2.05%	$20,584.3	$122.3	2.39%
Noninterest bearing deposits	5,561.3			5,608.2			5,868.7
Other noninterest bearing liabilities	366.3			418.0			492.3
Stockholders’ equity	3,401.1			3,355.1			3,195.3
Total liabilities and stockholders’ equity	$27,898.4			$28,818.9			$30,140.6
Net FTE interest income (non-GAAP)(3)		$208.6			$206.6			$203.4
Less FTE adjustments (2)		(1.4)			(1.6)			(1.7)
Net interest income from consolidated statements of income		$207.2			$205.0			$201.7
Interest rate spread			2.81%			2.70%			2.41%
Net interest margin			3.30			3.19			2.97
Net FTE interest margin (non-GAAP)(3)			3.32			3.22			3.00
Cost of funds, including noninterest bearing demand deposits (4)			1.50			1.59			1.86

(1) Average loan balances include loans held for sale and loans held for investment, net of deferred fees and costs, which include non-accrual loans. Interest income includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company’s performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax exempt loans and securities to an FTE basis utilizing a 21% tax rate.

(3) Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation to GAAP measures.
(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus noninterest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024
Total common stockholders' equity (GAAP)	(A)	$3,421.8	$3,361.3	$3,304.0	$3,365.8	$3,225.3
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,188.9	1,192.4	1,195.7	1,199.3	1,202.9
Tangible common stockholders' equity (Non-GAAP)	(B)	$2,232.9	$2,168.9	$2,108.3	$2,166.5	$2,022.4

Total assets (GAAP)		$27,566.4	$28,279.8	$29,137.4	$29,595.5	$30,289.5
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,188.9	1,192.4	1,195.7	1,199.3	1,202.9
Tangible assets (Non-GAAP)	(C)	$26,377.5	$27,087.4	$27,941.7	$28,396.2	$29,086.6

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$3,401.1	$3,355.1	$3,332.1	$3,307.1	$3,195.3
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,190.5	1,193.9	1,197.4	1,201.0	1,204.6
Average tangible common stockholders' equity (Non-GAAP)	(E)	$2,210.6	$2,161.2	$2,134.7	$2,106.1	$1,990.7

Net interest income	(F)	$207.2	$205.0	$214.3	$205.5	$201.7
FTE interest income		1.4	1.6	1.6	1.6	1.7
Net FTE interest income (Non-GAAP)	(G)	208.6	206.6	215.9	207.1	203.4
Less purchase accounting accretion		4.2	4.7	8.6	4.4	5.1
Adjusted net FTE interest income (Non-GAAP)	(H)	$204.4	$201.9	$207.3	$202.7	$198.3

Average interest earning assets	(I)	$25,180.1	$26,059.0	$26,811.6	$27,133.3	$27,286.9
Total quarterly average assets	(J)	27,898.4	28,818.9	29,618.9	29,946.9	30,140.6
Annualized net income available to common shareholders	(K)	287.6	203.6	207.3	220.8	241.3
Common shares outstanding	(L)	104,874	104,910	104,586	104,530	104,561

Return on average assets (GAAP)	(K) / (J)	1.03%	0.71%	0.70%	0.74%	0.80%
Return on average common stockholders' equity (GAAP)	(K) / (D)	8.46	6.07	6.22	6.68	7.55
Average common stockholders' equity to average assets (GAAP)	(D) / (J)	12.19	11.64	11.25	11.04	10.60
Book value per common share (GAAP)	(A) / (L)	$32.63	$32.04	$31.59	$32.20	$30.85
Tangible book value per common share (Non-GAAP)	(B) / (L)	21.29	20.67	20.16	20.73	19.34
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B) / (C)	8.47%	8.01%	7.55%	7.63%	6.95%
Return on average tangible common stockholders' equity (Non-GAAP)	(K) / (E)	13.01	9.42	9.71	10.48	12.12
Net interest margin (GAAP)	(F*) / (I)	3.30	3.19	3.18	3.01	2.97
Net FTE interest margin (Non-GAAP)	(G*) / (I)	3.32	3.22	3.20	3.04	3.00
Adjusted net FTE interest margin ratio (Non-GAAP)	(H*) / (I)	3.26	3.14	3.08	2.97	2.92

*Annualized